Exhibit 8.2

March 27, 2014

iKang Healthcare Group, Inc.

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District,

Beijing 100022

People’s Republic of China

We are acting as United States counsel to iKang Healthcare Group, Inc., a company incorporated in the Cayman Islands (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s American depositary shares representing the Company’s common shares to be offered in the Company’s initial public offering (the “ADSs”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that the statements with respect to U.S. federal income tax law included under the caption “Taxation—U.S. Federal Income Tax Considerations” constitute our opinion as to the material U.S. federal income tax consequences to “U.S. Holders” of an investment in the ADSs.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP